Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES CONTINUED FUNDING PROGRESS
Decides To Retain Rail Franchise

     NEW YORK – September 8, 2008 – Jeffrey M. Peek, Chairman and CEO of CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, will provide an update on the significant progress the Company has made in enhancing its liquidity position at the Lehman Brothers’ Global Financial Services Conference this morning at 9:00 AM EDT. Mr. Peek will also announce that CIT will retain CIT Rail, the third largest railcar lessor in North America.

     The Company decided to retain its $4.5 billion rail franchise as a result of the significant progress the Company has made managing its balance sheet and strengthening its liquidity position. Instrumental in the decision was the Company’s recent success in divesting of the Home Lending business, managing commercial portfolio cash flows and sourcing new liquidity facilities.

     Among the initiatives the Company undertook to strengthen its liquidity position during the third quarter were:

  Executing $1.6 billion of funding under Goldman Sachs funding agreement;

  Securing $300 million of borrowings under its secured aircraft financing agreement;

  Issuing $300 million of deposits at CIT Bank;

  Renegotiating $2 billion equipment conduit facility;

  Selling $500 million in assets including aircraft, and commercial loans;

  Closing $500 million of previously announced unfunded loan commitment sales;

  Repaying $1.5 billion of unsecured debt; and,

  Prepaying $2.1 billion in bank borrowings.

     “We are very pleased with the progress we have made in securing more than $11 billion in liquidity over the past five months,” said Mr. Peek. “Our decision to retain CIT Rail further illustrates our enhanced liquidity position and confidence in our ability to service our commercial clients and debt obligations over the next year without accessing the unsecured debt markets. In addition, we will continue to review additional liquidity alternatives across all of our business.”

     A live audio webcast of Mr. Peek’s Lehman Brothers presentation and the accompanying slides will be available on CIT's Investor Relations web site at http://ir.cit.com. A replay of the presentation will be available shortly following the event until 11:59 PM EDT on September 22, 2008. A copy of the presentation slides will also be accessible on CIT’s website.

     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com.

About CIT Rail
Headquartered in Chicago, IL, CIT Rail is a leading transportation leasing company that provides railcar and locomotive leasing solutions to end users such as railroads, shippers and other participants in the rail transportation industry. It owns a fleet of approximately 115,000 railcars and 550 locomotives.

About CIT
CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $70 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business

Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com